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                                 Exhibit (h)(37)

                         Late Order Processing Agreement
                                     between
                American General (VALIC) Retirement Services Co.
                                       and
                             One Group Mutual Funds


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                         LATE ORDER PROCESSING AGREEMENT

AGREEMENT made as of ___________________, by and between American General Retirement Services Co. ("Company") and the One Group (the "Trust").

WHEREAS, the Company and the Trust have entered into an Agency Agreement, which is incorporated herein by reference, under which the Trust will retain the Company to perform certain recordkeeping and accounting services and functions with respect to transactions in shares of series ("Funds") of the Trust made by or on behalf of participants in certain employee pension benefit plans as that term is defined in section 3 (2) A of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Plans");

WHEREAS, the Company will act as the agent for the limited purpose of receiving instructions ("Instructions") in proper form from participants, beneficiaries or plan sponsors (Collectively, "Participants") from which are derived orders ("Orders") for the purchase, redemption and exchange of Fund shares; and

WHEREAS, the Company is responsible for transmitting such Orders to the Trust's transfer agent.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto agree as follows:

1. PROVISION OF NET ASSET VALUE. The Trust or its designee shall furnish the Company with the confirmed net asset value ("NAV") information as of the close of trading on the New York Stock Exchange (generally, 4:00 p.m.), Eastern Time (ET) ("Market Close") on any day that the Trust is open for business ("Business Day"), and dividend and capital gains information as it arises. The Trust or its designee shall use its best efforts to provide such information by 6:30p.m., ET on each Business Day.

2.                THE COMPANY'S RECEIPT AND TRANSMISSION OF ORDERS.
                  a) The Company will aggregate all purchase, redemption and exchange instructions made by or on behalf of Plan Participants and communicate to the Fund Company as aggregate Purchase, redemption or exchange Order for each fund as described in the Agency Agreement.

                  b) The Company agrees that (i) Orders derived from Participant Instructions received by the Company prior to the Market Close on any Business Day of the Trust, as defined in the Trust's registration statement, ("Day 1") will be electronically transmitted to the Fund Company by 5:00 a.m., ET on the next Business Day (such Orders are referred to as "Day 1 Trades"); and (ii) orders derived from Instructions received by the Company after the Market Close ("Day 2 Trades") on Day 1 will be electronically transmitted to the Trust on the next Business Day following Day 1 ("Day 2").


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                  c)       If the Company cannot electronically transmit Day 1
                           Trades by 5:00 a.m. on Day 2, the company will transmit such Orders by facsimile prior to the Market Open (generally 7:00 a.m.) on Day 2.

3. PRICING OF ORDERS. The Fund Company agrees that Day 1 Trades will be effected at the NAV calculated as of the Market Close on Day 1, provided that such trades are received by the Trust electronically by 5:00 a.m., ET on Day 2 or faxed prior to 7:00 a.m. on Day 2 and Day 2 Trades will be effected at the NAV calculated as of the Market Close on Day 2, provided they are received electronically by the Trust by 5:00 a.m., ET on day 3 or faxed prior to 7:00 a.m. on Day 3. The Trust agrees that, consistent with the foregoing, Day 1 Trades will have been received by the Trust prior to the Market Close on Day 2 for all purposes, including, without limitation, effecting distributions.

4. CONFIRMATIONS. The Trust will send a confirmation of each Business Day's Order via electronic transmission by the Market Close on Day 2 for Day 1 Trades received by 5:00 a.m. on Day 2 or via facsimile by the Market Close on Day 2 for Day Trades received by 7:00 a.m. on Day 2.

5. ROLE OF THE COMPANY. The parties acknowledge and agree that, except as specifically provided in this Agreement and for the sole and limited purposes set forth herein, the Company acts as agent for the Plans in connection with the effectuation of orders subject to this Agreement. The parties agree that the Company is not an agent of the Trust other than as provided herein and in the Agency Agreement.

6. BOOKS AND RECORDS. To the extent required by the Investment Company Act of 1940 (the "1940 Act"), as amended, and the rules thereunder, all records maintained by the Company hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with the 1940 Act and the rules thereunder. Copies, or if required, originals, of such records shall be surrendered promptly to the Trust and its agents (or independent accountants) upon request. This
                  Section 6 shall survive termination of this Agreement.

7.                REPRESENTATION OF THE PARTIES.
                  Each party represents and warrants to the other party that:

                  (a) It is duly organized, validly existing and in good standing under the laws of its state of organization or incorporation;

                  (b) It has legal power and authority to carry on its business, and is registered or licensed as required, in each jurisdiction where it conducts its business;

                  (c) The Trust is duly registered as a registered investment company under the Investment Company Act of 1940.



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8.                VERIFICATION. Each party Shall, as soon as practicable after notification that a report, notification or other information has been transmitted by the other party via facsimile or other electronic transmission, confirm the receipt of such report, notification or other information. Such confirmation shall be in oral, written or electronic format. In the absence of such confirmation, a party to whom the transmission was sent shall not be held liable for any failure to act in accordance with the transmission, and absent evidence to the contrary, the sending party may not claim that the transmission was received by the other party. Each party shall promptly notify the other of any errors, omission or interruptions in, or delay or unavailability or, any such transmission as promptly as possible.

9. LIMITATION OF LIABILITY. The Company shall not be liable to the Trust for any loss or damage, including counsel fees and court costs, whether or not resulting from its acts or omissions to act hereunder or otherwise hereunder, unless the loss or damage arises out of the Company's own bad faith, willful misfeasance, negligence or from its reckless disregard of its obligations and duties.

                      The Trust shall not be liable to the Company for any loss or damage, including counsel fees and court costs, whether or not resulting from its acts or omissions to act hereunder or otherwise hereunder, unless the loss of damage arises out of the Fund Company's own bad faith, willful misfeasance, negligence or from its reckless disregard of its obligations and duties.

10.               TERMINATION. The Trust will provide the Company with sixty
                  (60) days prior written notice if purchase Orders may no longer be effected in accordance with the Agreement. Such termination shall not affect the remaining provisions of this Agreement and redemption Orders shall continue to be effected. Either party may terminate the Agreement upon sixty (60) days prior written agreement to the Trust.

11. ENTIRE AGREEMENT. This Agreement represents the entire Late Order Processing agreement between the parties, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and shall not be modified or amended except by writing signed by both parties.

12. NOTICES. Unless otherwise specified, all notices and other communications shall be in writing and shall be duly given if hand delivered, delivered by facsimile with written confirmation, or mailed by first class mail to the following addresses:

                                    If to the Trust:
                                            One Group
                                            Attn: Mark Redman
                                            3435 Steltzer Road
                                            Columbus, OH  43219


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                                  If to the Company:
                                        American General Retirement Services Co.
                                        Attn: Mike Gifford, L13-10
                                        2919 Allen Parkway
                                        Houston, TX 77019-2215

13. SEVERABILITY. If any provision of this Agreement are held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected and, to this extent, the provisions of this Agreement shall be deemed to be severable.

14. GOVERNING LAW. This Agreement shall be governed by the laws of the state of Ohio, except as such laws are superseded by or preempted by any Federal law.

15. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party.

16. DISPUTE RESOLUTION AND ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same which gives rise to a remedy at law, shall be settled through consultation and negotiation in good faith and a spirit of mutual cooperation. However, if those attempts fail, the parties agree that any misunderstanding or disputes arising form this Agreement shall be decided by arbitration which shall be conducted, upon request by either party, before three (3) arbitrators (unless both parties agree on one (1) arbitrator designated by the American Arbitration Association (the "AAA")), in accordance with the terms of the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act (Title 9 of the United States Code), or if such Act is not applicable, any substantially equivalent Ohio state law. The parties further agree that the arbitrator (s) will decide which party must bear the expenses of the arbitration proceedings. The arbitration will take place in Columbus, Ohio.

                  IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date set forth above.

One Group                                        American General Retirement Services Co.

By: /s/ Mark S. Redman                           By: /s/ Mike Gifford
    -------------------------------------            ---------------------------------------------

Name: Mark S. Redman                             Name: Mike Gifford
      -----------------------------------              -------------------------------------------

Title:  President                                Title:  Vice President
       -----------------------------------               -----------------------------------------



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